Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson dated September 21, 2006 of our report dated March 24, 2006 (except for note 40 for which the date is May 10, 2006) with respect to the consolidated financial statements of Thomson included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on May 12, 2006, as amended by Amendment No. 1 on Form 20-F/A of Thomson, filed with the Securities and Exchange Commission on June 21, 2006.

MAZARS & GUERARD MAZARS	BARBIER FRINAULT & AUTRES ERNST & YOUNG
/s/ Frédéric Allilaire	/s/ Jérôme Guirauden
Frédéric Allilaire	Jérôme Guirauden

Paris-La Défense and Neuilly-sur-Seine, France

September 28, 2006